Exhibit 99.1

Baker

                                                                    NEWS RELEASE
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                                                     Contact: David Higie
                                                     Phone:   (412) 269-6449
                                                     Release: Immediate

BAKER RECEIVES LETTER FROM STATE INDICATING THAT COMPANY OWES NO FURTHER TAXES

PITTSBURGH (11/10/06) -

         Michael Baker Corporation (the "Company") (Amex:BKR) said today that it has received a letter from a state Department of Revenue advising that the Company's November 2006 payment of sales and use taxes and related interest totaling approximately $121,000 satisfies the terms of that state's voluntary disclosure program and that no further taxes are due for the period January 1, 2002, through August 31, 2006. The Company recognized that it had not properly filed related sales and use tax returns for this time period and filed for protection under that state's voluntary disclosure program during the second quarter of 2006.

         As part of its restatement of financial results through the first quarter of 2005, and for all subsequent periods through August 2006, the Company had accrued $4.8 million as a liability for potential sales and use taxes and related interest with respect to the time period above. At this time, the Company is in the process of determining the financial accounting treatment related to the receipt of this letter.

         Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients' most complex challenges worldwide. The firm's primary practice areas are aviation, environmental, facilities, geospatial information technologies, pipelines and telecommunications, transportation, water/wastewater, and oil & gas. With more than 5,000 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.

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CONTACT:
David Higie

E-MAIL:
dhigie@mbakercorp.com